Exhibit 99.1

MERRY A. KOGUT, Individually and on Behalf of Defendant Akorn, Inc., Plaintiff, v. AKORN, INC., et al., Defendants.	* * * * * * * * * *	DOCKET NO. 646,174, Div. “I” Sec. “24” 19th JUDICIAL DISTRICT COURT PARISH OF EAST BATON ROUGE STATE OF LOUISIANA

NOTICE OF PROPOSED SETTLEMENT

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF STOCK OF AKORN, INC. (“AKORN” OR THE “COMPANY”) AS OF DECEMBER 16, 2019.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.  THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF STOCKHOLDER DERIVATIVE LITIGATION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS.  YOUR RIGHTS MAY BE AFFECTED BY THESE LEGAL PROCEEDINGS.  IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS.

IF YOU HOLD AKORN STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

THE COURT HAS MADE NO FINDINGS OR DETERMINATIONS CONCERNING THE MERITS OF THE ACTION.  THE RECITATION OF THE BACKGROUND AND CIRCUMSTANCES OF THE SETTLEMENT CONTAINED HEREIN DOES NOT CONSTITUTE THE FINDINGS OF THE COURT.  IT IS BASED ON REPRESENTATIONS MADE TO THE COURT BY COUNSEL FOR THE PARTIES.

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana (the “Court”), that a proposed settlement has been reached between the parties to the following derivative action brought on behalf of Akorn, captioned Kogut v. Akorn, Inc., et al., Case No. 646, 174 Div. “I” Sec. “24” (the “Action”), pursuant to a Stipulation and Agreement of Settlement filed with the Court (the “Settlement” or the “Stipulation”).
As explained below, on January 22, 2020, at 10:00 a.m., the Court will hold a hearing (the “Settlement Hearing”): (i) to determine whether to enter an order approving the terms of the Settlement as fair, reasonable and adequate; (ii) to determine whether the Court should award the requested attorneys’ fees and reimbursement of expenses for Plaintiff’s Counsel (as those terms are defined below); (iii) to determine whether a final judgment should be entered (the “Judgment”); (iv) to hear and consider any objections to the Settlement and/or request for attorneys’ fees and reimbursement of expenses; and (v) to consider such other matters as may be necessary or proper under the circumstances.

The terms of the Settlement are set forth in the Stipulation dated December 12, 2019.  The Settlement provides for corporate governance reforms that are designed to strengthen the Company’s compliance with U.S. Food and Drug Administration (“FDA”) and related regulations and requirements, and compensation practices.  If approved by the Court, the Settlement will fully resolve the Action on the terms set forth in the Stipulation and summarized in this Notice, including the dismissal of the Action WITH PREJUDICE.  For a more detailed statement of the matters involved in the Action, the Settlement, and the terms discussed in this Notice, the Stipulation may be inspected at the Clerk of Court’s office at the 19th JDC Courthouse, 300 North Boulevard, Baton Rouge, LA 70801.
This Notice is not intended to be an expression of any opinion by the Court with respect to the merits of the claims made in the Action, but is merely to advise you of the pendency and settlement of the Action.
There is No Claims Procedure.  This case was brought to protect the interests of Akorn and its stockholders.  The Settlement will result in changes to the Company’s corporate governance, not in payment to individuals, and, accordingly, there will be no claims procedure.

I.	THE ACTION

The Action is brought by Plaintiff solely on behalf of and for the benefit of Akorn and against the individual defendants named in the Action (the “Individual Defendants”), who are current and former directors and officers of Akorn.  (The Individual Defendants and Akorn are together referred to as the “Defendants.”)  Plaintiff generally alleges, among other things, that the Individual Defendants breached their fiduciary duties in connection with the Company’s alleged non-compliance with FDA regulations and requirements. Plaintiff also alleges that certain Individual Defendants were unjustly enriched in connection with compensation received related to the alleged misconduct.

A.	The Restatement Claims

By letter dated February 23, 2016, Plaintiff issued a demand on the Board of Directors of Akorn (the “Board”) to take action against certain current and former directors and officers of the Company for alleged breaches of fiduciary duty and unjust enrichment (the “First Demand”) in connection with a then-pending restatement of Akorn’s financial statements (the “Restatement”).  The First Demand alleged that each of these directors and officers breached their fiduciary duties of loyalty and good faith by knowingly: (i) disseminating and filing financial statements that were materially false and misleading; (ii) failing to implement necessary internal and financial controls; and (iii) misrepresenting that the Company maintained effective controls.  The First Demand also alleged that certain directors and officers used their knowledge of material nonpublic information to enrich themselves unjustly via the improper disposition of Akorn common stock.

On March 8, 2016, Plaintiff filed a Class Action Complaint for Equitable and Injunctive Relief (the “Original Petition”) against Akorn and Kapoor, Abramowitz, Johnson, Meyer, Graves, Rappuhn, Tambi and Weinstein (collectively, the “Director Defendants”) seeking to compel Akorn to provide Plaintiff and other Akorn shareholders with certain outstanding financial statements and to compel Akorn and the Board to schedule, provide notice of, and hold an annual meeting of shareholders.
By letter dated March 29, 2016, Plaintiff was advised that a special committee of the Board (the “Special Committee”) was conducting an inquiry into the allegations contained in the First Demand.
Between May 10, 2016, and May 20, 2016, Akorn mooted the claims asserted in the Original Petition by publishing certain outstanding financial statements with the U.S. Securities and Exchange Commission (the “SEC”) and scheduling an annual meeting of shareholders.
On June 10, 2016, Plaintiff filed a Verified Amended Complaint (the “Amended Petition”) removing the mooted claims that were asserted in the Original Petition, incorporating the allegations made in the First Demand, and asserting claims for breach of fiduciary duty in connection with the Restatement (the “Restatement Claims”) against the Director Defendants and the following current and former officers of Akorn: Rai, Dick, Bonaccorsi, and Silverberg (together with the Director Defendants, the “Restatement Defendants”).  The Amended Petition also asserted claims for breach of fiduciary duty against Kapoor, Johnson, Tambi, Graves, Weinstein, Rai, Dick, Bonaccorsi and Silverberg in connection with their dispositions of Akorn common stock while allegedly in possession of material non-public information about the Company (the “Insider Trading Claims”).

By letter dated August 29, 2016, the Special Committee advised Plaintiff that (1) the Special Committee had concluded its inquiry into the allegations contained in the First Demand and concluded that it would not be in the best interests of the Company to pursue litigation based on these allegations, and (2) the Board had adopted the Special Committee’s recommendation.
On September 23, 2016, Akorn filed a motion seeking to dismiss the Amended Petition pursuant to La. R.S. §12:1-744 based upon the Board’s determination not to take action in response to the First Demand (the “Initial Motion to Dismiss”).
Shortly after the filing of the Initial Motion to Dismiss, Plaintiff commenced discovery into whether the Company complied with La. R.S. § 12:1-744.  On October 2, 2016, Plaintiff served Akorn with a First Request for Production of Documents (the “Initial Document Request”).  On November 2, 2016, Akorn responded to the Initial Document Request and thereafter produced responsive documents.
Upon reviewing the Company’s document production, on December 14, 2016, Plaintiff served Akorn with a Second Request for Production of Documents (the “Second Document Request”).  On January 13, 2017, Akorn responded to the Second Document Request and thereafter produced additional responsive documents.  Following Akorn’s response to the Second Document Request, Plaintiff and Akorn met and conferred on certain outstanding discovery issues.

B.	The Data Integrity Claims

In the midst of discovery in connection with the Initial Motion to Dismiss, on April 24, 2017, Akorn announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fresenius Kabi AG (“Fresenius”) pursuant to which Fresenius would acquire the Company.
On February 26, 2018, Akorn issued a public statement disclosing that it and Fresenius were investigating alleged breaches by Akorn of U.S. Food and Drug Administration (“FDA”) data integrity requirements relating to product development at the Company.
On April 22, 2018, Fresenius announced that it had decided to terminate the Merger Agreement based on, among other things, alleged breaches by Akorn of FDA data integrity requirements.
On April 23, 2018, Akorn announced that it had filed a complaint in the Delaware Court of Chancery seeking to compel Fresenius to fulfill its obligations under the Merger Agreement (the “Merger Litigation”).
On May 22, 2018, Plaintiff submitted a demand to the Board to take action against certain directors and officers of the Company in connection with the Company’s alleged breaches of FDA data integrity requirements (the “Second Demand”).  The Second Demand alleged that these directors and officers breached their fiduciary duties of loyalty and good faith by, among other things, (i) knowingly abdicating their responsibility to make a good faith effort to oversee the Company’s operations, internal controls, and FDA data integrity and compliance processes, and/or (ii) participating in or knowingly permitting the Company to engage in fraudulent and illegal conduct that damaged the Company.

On September 21, 2018, Plaintiff filed a Verified Second Amended and Restated Complaint (the “Second Amended Petition”) reasserting the Restatement and Insider Trading Claims asserted against the Restatement Defendants in the Amended Petition and asserting claims for breach of fiduciary duties and unjust enrichment relating to the Company’s alleged non-compliance with FDA data integrity requirements (the “Data Integrity Claims”) against the Individual Defendants.
On October 22, 2018, Plaintiff (1) served Akorn with a Third Request for Production of Documents seeking the documents and communications produced by Akorn in the Merger Litigation, and (2) issued a letter to counsel for the Restatement Defendants outlining certain outstanding discovery issues relating to the Initial Motion to Dismiss.
On November 21, 2018, Akorn and all Individual Defendants except Silverberg (together, the “Akorn Defendants”) moved the Court for the entry of a protective order staying all discovery in the Action until the completion of preliminary motion practice (the “Akorn Defendants’ Motion for Protective Order”).
From late November to early December 2018, Plaintiff issued subpoenas to Cerulean Associates LLC (“Cerulean”) and Lachman Consultant Services, Inc. (“Lachman”) seeking all documents and communications produced by Cerulean and Lachman in the Merger Litigation.  Cerulean produced responsive documents in early December 2018.

On December 3, 2018, the Akorn Defendants filed a motion to dismiss the Second Amended Petition under La. R.S. §12:1-744, or in the alternative, a peremptory exception of no cause of action and dilatory exceptions of vagueness and ambiguity (“Akorn Defendants’ Motion to Dismiss”).
On December 7, 2018, Plaintiff served Silverberg with a First Request for Production of Documents seeking all documents and communications produced by Silverberg in the Merger Litigation.
On December 13, 2018, the Akorn Defendants filed a motion requesting that the Court hear the Akorn Defendants’ Motion for Protective Order on an expedited basis, to which Plaintiff responded on December 17, 2018.
On January 7, 2019, Silverberg moved the Court for the entry of a protective order staying discovery until the completion of preliminary motion practice (together with the Akorn Defendants’ Motion for Protective Order, the “Motions for Protective Orders”).
On January 11, 2019, Silverberg filed a joint motion to dismiss the Second Amended Petition on the same bases as the Akorn Defendants’ Motion to Dismiss (“Silverberg’s Motion to Dismiss,” and together with the Akorn Defendants’ Motion to Dismiss, the “Motions to Dismiss”).
On January 28, 2019, Plaintiff filed oppositions to (1) the Motions to Dismiss, and (2) Motions for Protective Orders.
On February 4, 2019, the Court held a hearing on the Motions to Dismiss and Motions for Protective Order.

On February 14, 2019, the Court entered an order staying discovery in the Action until the Court’s next scheduled hearing.
On March 6, 2019, the Court entered an Order appointing Lee C. Kantrow, Esq. as Special Master to review the pleadings and record in the Action and to recommend to the Court an appropriate disposition of the Motions to Dismiss.  The Order deferred consideration of the Motions for Protective Orders pending rulings on the Motions to Dismiss.
On May 13, 2019, the Special Master submitted to the Court a Written Report and Recommendation recommending that (1) the Akorn Defendants’ Motion to Dismiss be granted with respect to all claims, and (2) Silverberg’s Motion to Dismiss be granted in part with respect to the Restatement Claims and Insider Trading Claims and denied in part with respect to the Data Integrity Claims (the “Report and Recommendation”).  No party objected to the Report and Recommendation.
On June 5, 2019, the Parties participated in a telephone conference with the Court to obtain guidance as to how the Court expected to rule on the Report and Recommendation.  Thereafter, the Parties met and conferred on a form of Judgment and Reasons for Judgment for the Court to enter to implement the findings of the Special Master contained in the Report and Recommendation.  The Parties exchanged drafts of the Judgment and Reasons for Judgment, but were unable to come to an agreement.
On July 11, 2019, Plaintiff filed a Third Amended Petition asserting Data Integrity Claims against Rai, Kutinsky, Lichter and Silverberg.

On July 15, 2019, the Akorn Defendants filed a notice indicating their intent to oppose the filing of the Third Amended Petition.
On August 15, 2019, the Parties participated in a telephone conference with the Court to obtain guidance on further proceedings in this matter.  Thereafter, the Parties continued to exchange drafts of a Judgment and Reasons for Judgment for eventual submission to the Court.
On September 27, 2019, the Parties jointly submitted a Judgment and Proposed Reasons for Judgment for approval and execution by the Court.  On October 7, 2019, the Court entered the Judgment and Proposed Reasons for Judgment.

C.	The Parties’ Settlement Negotiations

During negotiations regarding the terms of the Judgment and Reasons for Judgment, counsel for the Akorn Defendants and Plaintiff commenced extensive, arm’s-length negotiations concerning a possible settlement of the Action.  On September 10, 2019, Plaintiff and Akorn executed a confidentiality agreement (the “Confidentiality Agreement”).  Thereafter, the Company commenced production of confidential information to Plaintiff to facilitate these discussions.
On September 16, 2019, Plaintiff submitted to counsel for the Akorn Defendants a settlement demand that was informed by, among other things, the confidential documents produced by Akorn pursuant to the Confidentiality Agreement.  Thereafter, counsel for Plaintiff and counsel for the Akorn Defendants engaged in extensive, arm’s-length negotiations regarding a potential resolution of the Action, which included the production of additional confidential materials pursuant to the Confidentiality Agreement and the exchange of multiple drafts of a term sheet memorializing the terms of an agreement (the “Term Sheet”).  On October 11, 2019, counsel for Plaintiff and counsel for the Akorn Defendants reached an agreement on the Term Sheet, which was presented to Akorn’s Board for approval.  On October 18, 2019, the Board, in the exercise of its business judgment, approved the Term Sheet as in the best interests of Akorn and its shareholders, and the Term Sheet was fully executed later that day.

II.	TERMS OF THE PROPOSED DERIVATIVE SETTLEMENT

The principal terms, conditions, and other matters that are part of the Settlement, which is subject to approval by the Court, are summarized below.  This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation.

A.	Akorn Agrees to Adopt the Following Corporate Governance Reforms

In consideration of the settlement of the Released Plaintiff’s Claims against the Released Persons and Plaintiff’s obligations as described herein, Akorn, through its Board, shall adopt and implement the following corporate governance reforms:

1.
Quality Compliance Committee.  No later than thirty (30) days following the Settlement becoming Final, the Board shall have established the Quality Compliance Committee as a standing committee of the Board and the Committee shall have adopted a formal charter (the “Charter”) in the form attached hereto as Exhibit D.  The Charter shall be maintained in the form set forth in Annex A for a period of not less than three (3) years; provided, however, that nothing shall preclude the good faith amendment, modification, or rescission of the Charter as required by applicable law, regulation, technological advancement, change in control, corporate reorganization, or for other good cause.  Following adoption, the Charter will be made available to shareholders on the Corporate Governance section of Akorn’s website at www.akorn.com.

2.
Compensation.  In setting incentive plan performance metrics for calendar years 2020 and 2021, the Company will allocate no less than 10% of total weight to corporate performance metrics tied to quality and/or FDA compliance.

3.
Clawback Policy.  The Compensation Committee of the Board will formally amend its Clawback Policy to add the following to the list of “Covered Events”:  severe or intentional violations of FDA regulatory standards by a Covered Employee (as that term is defined by the Clawback Policy) that lead to an FDA warning letter or enforcement action (such severe or intentional violations, a “Regulatory Event”).  For a period of three (3) years, the amended Clawback Policy shall not be rescinded, amended, or modified in any fashion that would restrict or curtail its application to Regulatory Events; provided, however, that nothing shall preclude the good faith amendment, modification, or rescission of the Clawback Policy as required by applicable law, regulation, technological advancement, change in control, corporate reorganization, or for other good cause.  The amended Clawback Policy will be disclosed to shareholders and filed with the SEC in the Company’s next annual proxy statement.

B.          Corporate Governance Reforms Adopted After the Demands
In addition to the Company’s agreement to adopt the above-referenced reforms, Defendants acknowledge that the Board and Akorn management were fully informed of Plaintiff’s Demands and of the issues in dispute in the Action, and understood that the following corporate governance and/or internal control reforms, policies, and changes enacted or implemented at Akorn would be responsive to the issues and concerns raised in the Demands and in the Action:
1.         adopting an amended stock trading policy that is contained in the Company’s Corporate Compliance Manual;
2.         the following appointments to Akorn’s executive team:
(a)  Douglas Boothe as Chief Executive Officer to replace Rai;
(b)  Erislandy Dorado-Boladeres as Executive Vice President, Global Quality;
(c)  Christopher Young as Executive Vice President, Global Operations;
(d)  Bill Ostrowski as Chief Information Officer; and
(e)  Sarah Iles as Chief Compliance Officer.
3.         increasing the size of the Board by two seats and appointing Mr. Boothe and Thomas G. Moore as directors;
4.        the adoption and implementation of quality and information technology initiatives at the Company which include, but are not limited to:
(a)
the creation of the company-wide Quality Systems Corrective Action Plan (“QSCAP”) to address, among other things, core quality processes and overall compliance oversight; QSCAP will also oversee the Company’s new Quality Management Corrective Action Plan, which is designed to review and revise systems, processes, and procedures that are part of Akorn’s Quality Management System (“QMS”) and takes into account industry best practices, findings from regulatory inspections, and other assessments, and historical data that touch on QMS performance.

(b)
the initiation of a comprehensive global data integrity investigation for manufacturing and research and development (“R&D”) sites to evaluate all known data integrity issues that have been identified through various input sources.

(c)	reorganizing the Company’s quality function to provide direct reporting relationships between operational, compliance, and corporate surveillance quality functions through:

(i)	Quality Site Heads now reporting to Mr. Dorado-Boladeres, and Senior Vice President, Corporate Quality Kim Wasserkrug directly overseeing QSCAP efforts;
(ii)	establishing an R&D Quality Unit to support R&D facilities in Vernon Hills, Illinois, and Cranbury, New Jersey;
(iii)	establishing a data integrity team at each of the Company’s R&D facilities;
(iv)
establishing a GXP Quality Head role that reports directly to Mr. Dorado-Boladeres and will focus directly on the regulatory and compliance aspects of Akorn’s information technology (“IT”) driven initiatives that will affect all operational aspects at the Company;

(v)	establishing a Technical Service Structure within the quality organization that will oversee Akorn’s Analytical Technical Services and Validation Teams across the Company’s manufacturing network; and
(vi)
establishing a new Quality Head of Compliance position that directly reports to Mr. Dorado-Boladeres that will be responsible for all internal and external audit functions and vendor certifications, and tasked to implement a newly created role of Regulatory Intelligence that will identify industry and compliance trends to allow Akorn to evaluate and implement proactively to its organization.

(d)	various initiatives implemented in consultation with NSF International, such as:

(i)
the formulation of a Data Integrity Assessment Plan to review abbreviated new drug applications and certain other data from the Company’s Somerset facility, as well as certain data generated by Cranbury and Vernon Hills;

(ii)	data integrity training development and implementation;

(iii)	development and implementation of a stability-indication test method assessment program and enhanced training/certification program for data reviewers;
(iv)	developing a “Fundamentals of Pharmaceuticals” training program;
(v)	reviewing trial injection lab chromatography systems;
(vi)	lab and investigation program reviews;
(vii)	contamination control strategy development;
(viii)	retrospective batch record review;
(ix)	quality staff augmentation; and
(x)	review of updated smoke studies.

(e)	Various initiatives implemented in consultation with PricewaterhouseCoopers, such as:

(i)	aseptic core monitoring;
(ii)	aseptic coaching and monitoring;
(iii)	laboratory equipment remediation;
(iv)	assessment and enhancement of media fill and smoke study programs; and
(v)	quality staff augmentation.
This Notice provides a summary of the corporate governance reforms that Akorn has agreed to adopt, or has otherwise already adopted, as consideration for the Settlement or in recognition of the Demands and the Action.  For a complete description of all of the corporate governance reforms, please see the Stipulation.

III.	DISMISSAL AND RELEASES

The Settlement is conditioned, among other things, upon entry of an order by the Court approving the Settlement and dismissing the Action WITH PREJUDICE.  The Settlement will not become effective until such dismissals have been entered and have become final and non-appealable (the “Effective Date”).
Upon the Effective Date, Plaintiff (acting on her own behalf and derivatively on behalf of Akorn), Akorn, and each and every other Akorn stockholder claiming by, through, in the right of, derivatively, or on behalf of Akorn, or otherwise pursuant to the internal affairs doctrine under the law of the State of Louisiana, on behalf of themselves and their Related Persons, shall and hereby do fully, finally, and forever release, relinquish, discharge, and dismiss, with prejudice, the Released Persons from any and all Released Plaintiff’s Claims (as defined below), and shall forever be barred and enjoined from commencing, instituting, or prosecuting any of the Released Plaintiff’s Claims against any of the Released Persons (as defined below).  “Released Plaintiff’s Claims” means any and all actions, suits, claims, demands, rights, liabilities, causes of action, obligations, duties, losses, damages, costs, debts, expenses, interest, penalties, sanctions, fees (including, for the avoidance of doubt, attorneys’ fees), agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, foreseen or unforeseen, matured or not matured, liquidated or not liquidated, including both known claims and Unknown Claims, that have been or that might have been asserted by Plaintiff and/or any Akorn stockholder against any Released Persons derivatively, or otherwise pursuant to the internal affairs doctrine under the law of the State of Louisiana, based upon or related to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were alleged in the Action or the Demands.  Released Plaintiff’s Claims does not include any claims against former Akorn employee Amir S. Takla, his spouses, heirs, executors, estates, administrators or anyone acting in concert with him based upon the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act alleged in Akorn, Inc. v. Amir S. Takla, No. SOM-L-001620-19 (N.J. Super. Ct.).  “Released Persons” means (i) each of the Individual Defendants; (ii) Akorn; and (iii) each and all of the foregoing Persons’ Related Persons (as defined below).  Released Persons does not include former Akorn employee Amir S. Takla or any of his spouses, heirs, executors, estates, or administrators.  “Related Persons” means each of a Person’s spouses, heirs, executors, estates, or administrators, each of a Person’s present and former attorneys, legal representatives, and assigns in connection with the Action, and all of a Person’s past and present directors, officers, agents, advisors (including, for the avoidance of doubt, financial and legal advisors), employees, affiliates, predecessors, successors, and parents.

Upon the Effective Date, each of the Released Persons shall fully, finally, and forever release, relinquish, and discharge Plaintiff, Plaintiff’s Counsel, and all other Akorn stockholders and their counsel from any and all Released Defendants’ Claims, and shall forever be barred and enjoined from commencing, instituting, or prosecuting any of the Released Defendants’ Claims against any of Plaintiff, Plaintiff’s Counsel, and all other Akorn stockholders and their counsel.
Plaintiff and Plaintiff’s Counsel shall cooperate and use their reasonable best efforts to bring about the settlement or dismissal with prejudice of the related shareholder derivative actions brought on behalf of Akorn by purported shareholders of the Company captioned In re Akorn, Inc. Shareholder Derivative Litigation, C.A. No. 18-cv-7374 (N.D. Ill.), Pulchinski v. Abramowitz et al., No. 2019CH11186 (Cir. Ct. Cook Cnty. Ill.) and The Booth Family Trust v. Kapoor et al., No. 2019CH12793 (Cir. Ct. Cook Cnty. Ill.), and any actions filed against any Defendant hereafter asserting claims derivatively or otherwise pursuant to the internal affairs doctrine under the law of the State of Louisiana on the basis of the same nucleus of operative facts as the Action and the Demands.
These releases, however, shall not in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation or the Final Order and Judgment.  In addition, nothing in the Stipulation constitutes or reflects a waiver or release of any rights or claims of Defendants against their insurers, or their insurers’ subsidiaries, predecessors, successors, assigns, affiliates, or representatives, including, but not limited to, any rights or claims of Defendants under any directors’ and officers’ liability insurance policy or other applicable insurance coverage maintained by the Company.  Likewise, nothing in the Stipulation constitutes or reflects a waiver or release of any rights or claims of the Individual Defendants relating in any way to indemnification, whether under any written indemnification or advancement agreement, or under the Company’s charter, by-laws, or under applicable law.

IV.	ATTORNEYS’ FEES AND EXPENSES
After completing negotiation of the principal terms of the Settlement, Plaintiff’s Counsel and the Akorn Defendants separately negotiated at arm’s-length the amount of attorneys’ fees and reimbursement of expenses to be paid to Plaintiff’s Counsel.  As a result of these negotiations, the Company and/or its insurers agreed to pay an award of attorneys’ fees and expenses to Plaintiff’s Counsel in the total amount of $2 million (the “Fee and Expense Award”), subject to approval of the Court.  The Parties mutually agree that the Fee and Expense Award is fair and reasonable in light of the substantial benefits conferred upon Akorn and its stockholders by the Settlement.  The Fee and Expense Award shall be paid to Plaintiff’s Counsel within five (5) business days after entry of the Final Order and Judgment, notwithstanding the existence of any timely filed objections to the Settlement, or potential appeal.

V.	REASONS FOR THE SETTLEMENT
Counsel for Plaintiff and Akorn believe that the Settlement is in the best interests of the Plaintiff, Akorn, and the Company’s stockholders.
A.	Why Did The Plaintiff Agree to Settle?

Plaintiff and Plaintiff’s Counsel believe the claims asserted in the Action have merit and that their investigation supports the claims asserted.  Without conceding the merit of any of Defendants’ defenses or the lack of merit of any of their own allegations, and to avoid the potentially protracted time, expense, and uncertainty associated with continued litigation, including a potential trial and appeal, Plaintiff and Plaintiff’s Counsel have concluded that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation.  Plaintiff and Plaintiff’s Counsel recognize the significant risk, expense, and length of continued proceedings necessary to prosecute the Action through trial and through possible appeal.  Plaintiff and Plaintiff’s Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in a complex case such as the Action, as well as the difficulties and delays inherent in such litigation.  Based on their evaluation, Plaintiff and Plaintiff’s Counsel have determined that the Settlement is in the best interests of Akorn and its shareholders, and have agreed to settle the Action upon the terms and subject to the conditions set forth herein.

Plaintiff and Plaintiff’s Counsel base this conclusion upon, among other things, their extensive investigation relating to the claims and the underlying events alleged in the Action, including, but not limited to: (1) inspection, analysis, and review of (a) Akorn’s public filings with the SEC, press releases, announcements, transcripts of investor conference calls, and news articles, (b) Forms 483 and warning letters issued by the FDA to the Company; (c) verified pleadings, trial transcript and exhibits, and pre- and post-trial and appellate briefing filed in the Merger Litigation, (d) discovery produced by Akorn in connection with the Initial Motion to Dismiss and discovery produced by Cerulean in connection with the subpoena issued to it, and (e) confidential documents produced by Akorn in connection with the extensive, arm’s-length settlement negotiations with counsel for the Company; (2) legal and factual investigation in connection with drafting the Demands; (3) legal and factual investigation in connection with drafting four petitions in the Action; (4) research regarding the applicable law with respect to the claims asserted in the Action and the potential defenses thereto; (5) additional research in connection with opposing the Motions to Dismiss and Motions for Protective Orders; and (6) participation in extensive, arm’s-length settlement discussions with counsel for the Akorn Defendants.

B.	Why Did the Defendants Agree to Settle?
Defendants have vigorously denied, and continue to deny vigorously, any and all allegations of wrongdoing, fault, liability, or harm to Akorn or its stockholders alleged by Plaintiff in the Action, including, for the avoidance of doubt, the Demands, Original Petition, Amended Petition, Second Amended Petition, and Third Amended Petition.  Nonetheless, Defendants have also taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Action.  Defendants have therefore determined that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation in order to, among other things, (i) avoid the expense, inconvenience, and distraction of continued litigation, and (ii) avoid any possibility of a finding of liability, however remote.  Defendants believe that the Settlement set forth in this Stipulation is in the best interests of, and confers substantial benefits upon, Akorn and its stockholders.

VI.	THE SETTLEMENT HEARING AND YOUR RIGHT TO OBJECT, BE HEARD, AND ATTEND

On January 22, 2020, at 10:00 a.m., the Court will hold the Settlement Hearing before the Hon. Donald Johnson in Courtroom 8B, 19th JDC Courthouse, 300 North Boulevard, Baton Rouge, LA 70801.  The Settlement Hearing may be continued by the Court without further notice.
At the Settlement Hearing, the Court will consider (i) whether to enter an Order approving the terms of the Settlement (including the dismissal of the Action and the release of claims against Akorn and the Individual Defendants) as fair, reasonable and adequate; (ii) whether the Court should award the requested attorneys’ fees and reimbursement of expenses for Plaintiff’s Counsel; (iii) whether a final judgment should be entered dismissing the Action WITH PREJUDICE; (iv) any objections to the Settlement and/or request for attorneys’ fees and reimbursement of expenses; and (iv) such other matters as may be necessary or proper under the circumstances.
You have the right to object to the proposed Settlement and you may, but are not required, to appear in person or through counsel at the Settlement Hearing to present such objections to the Settlement or Plaintiff’s Counsel’s application for an award of attorneys’ fees and expenses.  However, no current Akorn shareholder shall be permitted to object or be heard to present such objection to the approval of the proposed Settlement and award of attorneys’ fees and expenses, unless that Akorn shareholder has, at least fourteen (14) calendar days prior to the Settlement Hearing, filed with the Clerk of the Court (1) a written objection to the Settlement setting forth: (a) the stockholder’s name, address, and telephone number; (b) the nature of the objection; (c) proof of current ownership of Akorn stock, including the number of shares of Akorn stock and the date of purchase; and (d) any documentation in support of such objection; and (2) if an Akorn shareholder intends to appear in person, or through counsel, and requests to be heard at the Settlement Hearing, such stockholder must have, in addition to the requirements of (1) above, (a)  a written notice of such stockholder’s intention to appear; and (b) the identities of any witnesses the stockholder intends to call at the Settlement Hearing and a statement as to the subjects of their testimony, signed as authorized by the objecting stockholder.

YOUR WRITTEN OBJECTIONS MUST BE ON FILE WITH THE CLERK OF THE COURT NO LATER THAN JANUARY 8, 2020.  The Court Clerk’s address is:
Clerk of the Court
19th JDC Courthouse
300 North Boulevard
Baton Rouge, LA 70801

YOU ALSO MUST DELIVER COPIES OF THE MATERIALS TO PLAINTIFF’S COUNSEL AND COUNSEL FOR AKORN (BY HAND, OVERNIGHT COURIER, OR FIRST CLASS MAIL) SO THEY ARE RECEIVED NO LATER THAN JANUARY 8, 2020.  Counsel’s addresses are:
Counsel for Plaintiff

Eric L. Zagar
KESSLER TOPAZ MELTZER & CHECK, LLP
280 King of Prussia Road
Radnor, PA 19087

Counsel for Nominal Defendant Akorn and Individual Defendants John Kapoor, Kenneth S. Abramowitz, Ronald M. Johnson, Steven J. Meyer, Adrienne Graves, Terry Rappuhn, Brian Tambi, Alan Weinstein, Rajat Rai, Timothy Dick, Joseph Bonaccorsi, David Hebeda, Bruce Kutinsky, Steven Lichter and Duane A. Portwood

Robert H. Baron
CRAVATH, SWAINE & MOORE LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Counsel for Defendant Mark Silverberg

Steven W. Usdin
BARRASSO USDIN KUPPERMAN FREEMAN & SARVER, LLC
909 Poydras St., 24th Fl.
New Orleans, LA 70112

Unless the Court orders otherwise, your objection will not be considered unless it is timely filed with the Court and delivered to Plaintiff’s counsel and counsel for Akorn.
Any Person or entity who fails to object or otherwise request to be heard in the manner prescribed above will be deemed to have waived the right to object to any aspect of the Settlement or otherwise request to be heard (including the right to appeal) and will be forever barred from raising such objection or request to be heard in this or any other action or proceeding.

VII.	HOW TO OBTAIN ADDITIONAL INFORMATION

This Notice summarizes the Stipulation.  It is not a complete statement of the events of the Action or the Stipulation.  There is additional information concerning the Settlement available in the Stipulation.  You may also inspect the Stipulation during business hours at the office of the Clerk of the Court, 19th JDC Courthouse, 300 North Boulevard, Baton Rouge, LA 70801.  However, you must appear in person to inspect these documents.  The Clerk’s office will not mail copies to you.
For more information concerning the Action and Settlement, you may also call or write to: Eric L. Zagar, Kessler Topaz Meltzer & Check, LLP, 280 King of Prussia Road, Radnor, PA 19087, Telephone: (610) 822-2209.
PLEASE DO NOT CALL, WRITE, OR OTHERWISE DIRECT QUESTIONS TO EITHER THE COURT OR THE CLERK’S OFFICE.

DATED December 16, 2019	BY ORDER OF THE COURT 19th Judicial District Court Parish of East Baton Rouge, Louisiana